BARRY L. FRIEDMAN, P.C.
                   Certified Public Accountant


1582 TULITA DRIVE                         OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                   FAX NO.(702) 896-0278



To Whom It May Concern:                      February 15, 2000

     The firm of Barry L. Friedman, P.C., Certified Public
Accountant consents to the inclusion of their report of December
31, 1999, on the Financial Statements of Finders Keepers, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange
Commission.


Very truly yours,


/s/ Barry L. Friedman
    Barry L. Friedman
    Certified Public Accountant